Press Release #201718	FOR IMMEDIATE RELEASE	August 30, 2017

Enertopia Announces Lithium Property Staking and Assay’s

Kelowna, BC—Enertopia Corporation (ENRT-OTCQB) (TOP-CSE) (the "Company" or "Enertopia") announces that it has acquired by staking lode and placer claims in a strategic location in Clayton Valley, NV.

Various outcrop locations across the claims were investigated in July 2017. These outcrops were primarily light greenish exposures of claystone, mudstone and volcanoclastic deposits forming part of a sequence of uplifted paleo-lake deposits on the flank of the basin. Numerous samples were collected and analyzed in the field using a LIBS (Laser Induced Breakdown Spectroscopy) handheld analyzer that had been calibrated specifically for lithium. Sixteen samples were ultimately bagged and delivered to ALS/Chemex Labs in Reno, NV for assay analysis.

Early indications show at least two potential types of lithium enrichment on the Enertopia property. Lab analysis has revealed the high solubility of the contained Lithium which should offer the Company the ability to create the synthetic brine suitable for extracting the Lithium using Genesis Water Technologies patent pending lithium extraction technology.

Below is a photo showing one of many Lithium enriched outcrops on the project.

The Table Below shows the first phase sampling Lithium results:

SAMPLE #	ME-ICP61 (1) PPM Li	ME-MS41W (2) PPM Li	ME-MS03 (3) PPM Li
CV-001001	620	640	216
CV-001002	1,150	1,140	197
CV-001003	1,030	1,040	80
CV-001004A	920	900	592
CV-001004B	960	950	642
CV001005	2,050	2,070	>1,000
CV001005A	1,940	1,930	568
CV001006	4,120	4,160	>1,000
CV001007A	630	530	302
CV001007B	910	870	86
CV001007C	670	630	473
CV001008	560	490	130
CV001009	990	960	627
CV001010A	1,160	1,130	870
CV001010B	2,040	2,210	>1,000
CV001011	340	324	96

(1) ME-ICP61 is a four-acid digestion that will extract lithium from any mineral, including silicates.
(2) ME-MS41W is a highly dilute version of aqua regia that will dissolve carbonate minerals.
(3) ME-MS03 is a leach method that uses deionized water to extract lithium in the sample.
Note samples CV001005, CV001006 and CV001010B returned over limit values under the ME-MSO3 deionized water leach test.

Summary of sample results:

Samples 005, 006 and 010B returned the highest Lithium values from 2,040 ppm to 4,120 ppm Li under ME-ICP61. In the field, these samples stood out by the high values generated by the LIBS (Laser Induced Breakdown Spectroscopy) handheld analyzer indicating a very good field guide to testing for Lithium. These rock types tended to more competent and had higher Na values. Lab results confirmed the high Na values of over 5% compared to lower lithium value rocks that returned on average 2% Na or less.

Samples 002-004B, 007A-010A returned Lithium values from 560 ppm to 1,160 ppm Li. These rocks were typical claystone, less competent and had lower Na values.

Deionized water leach method showed a wide range of Lithium recovery’s from under 8% in sample 003 to over 75% in sample 010A. However, in general, lithium recoveries just using deionized water for the leach test were higher than expected and suggest that lithium extraction from near surface rock and soil material may be possible on a larger scale.

Deionized water leach is a first-pass method to determine an initial approximation of the leachability of lithium from a sample. More advanced leach methods (using dilute acids, bases and elevated temperature, for example) are expected to show substantially greater leaching of lithium from samples.

These tests are only the early stages of a much broader research effort to determine what combination of mechanical and chemical methods could be used to optimize lithium extraction from the types of rock and soil material located on the Enertopia claims.

Additional Field Work:

Further sampling is planned, including collection of bulk samples to be used for internal leach tests. A more detailed outcrop mapping and surface sampling program will be conducted shortly along with identifying future core hole locations.

“The Company is extremely pleased with this project as it exceeds all the internal parameters that the company had set out to achieve (high lithium values at surface, excellent road and access to power).” stated President Robert McAllister

Recent Diamond Drilling (DD) in 2017 by a third party only a few hundred feet west of the claims and publically disclosed returned 1,014 parts per million lithium over 281 feet from a depth of 27 feet to 308 feet. The same stratigraphic section tested by that drilling underlies the Enertopia claims.

Additionally, another third party north east of the Enertopia Claims has completed a shallow 46 core hole drilling program that resulted in similar Lithium grades as the deeper diamond drill hole to the west.

The 100% Company staked placer and lode claims cover approximately 160 Acres subject to final adjustment and are unencumbered and only yearly payments to the County and U.S. Bureau of Land Management (BLM) are required to maintain the validity of the claims. The 2018 yearly assessment and BLM rental fees have been paid to maintain the claims in good standing until the next filing anniversary on August 31, 2018.

Full Project details can be seen at http://www.enertopia.com/lithium-project/

Quality control and quality assurance:

All samples were submitted to ALS Chemex Labs in Reno, Nev., for full chemical analysis using (ME-ICP61) also modified weak aqua regia (dilute acid) process (ME-MS41W) and a deionized water leach process (ME-MS03). Internal standards were used by ALS Chemex to maintain quality control during analysis. Going forward, Enertopia will be inserting certified, third-party lithium standards into the sample stream to increase the quality control specifications for future analyses.

The Qualified Person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia
Enertopia is concurrently working with water purification technology partner GWT using patent pending technology that is believed able to recover Lithium from brine solutions.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information and project presentation, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its, mining projects, Lithium brine recovery technology, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the funds raised will have any positive impact on Enertopia. There is no assurance that the current bench test will be successful and other projects will be acquired. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.